EXHIBIT 5.1

Suzanne Sawochka Hooper, Esq.

Direct: (650) 843-5180

Email: hooperss@cooley.com

February 1, 2001

Exelixis, Inc.

170 Harbor Way

P.O. Box 511

South San Francisco, CA 94083

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Exelixis, Inc. (the "Company") of a Registration Statement on Form S-8 with the Securities and Exchange Commission (the "Registration Statement"), covering the offering of an aggregate of 37,333 shares of the Company's common stock, $.001 par value (the "Shares"), reserved for issuance under the Agritope Employee Stock Ownership Plan and the Agritope 401(k) Profit Sharing Plan (collectively, the "Plans"), which such plans were assumed by the Company from Agritope, Inc. ("Agritope"), now a wholly-owned subsidiary of the Company and named Exelixis Plant Sciences, Inc., pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of September 7, 2000, by and among the Company, Athens Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, and Agritope.

In connection with this opinion, we have examined the Registration Statement and related Summary Plan Descriptions, Exelixis' Amended and Restated Certificate of Incorporation and Bylaws and such documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related Summary Plan Descriptions, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By: /s/ Suzanne Sawochka Hooper

Suzanne Sawochka Hooper